Exhibit 5

        MESSERLI & KRAMER P.A.
150 South Fifth Street, Suite 1800
Minneapolis, Minnesota 55402
(612) 672-3600

July 22, 2002

Board of Directors
Datalink Corporation
8170 Upland Circle
Chanhassen, Minnesota 55317

Ladies and Gentlemen:

        In connection with the proposed registration under the Securities Act of 1933, as amended, of 1,380,000 shares of common stock, $.001 par value per share, of Datalink Corporation, a Minnesota corporation (the 'Company'), proposed to be sold by certain selling shareholders of the Company, we have examined such corporate records and other documents, including the Registration Statement on Form S-3, dated the date hereof, relating to such shares (the 'Registration Statement'), and have reviewed such matters of law as we have deemed necessary for this opinion, and we advise you that in our opinion:

1.
The Company is a corporation existing under the laws of the State of Minnesota.

2.
The shares of Common Stock proposed to be sold by the selling shareholders named in the Registration Statement, when sold as contemplated in the Registration Statement, will be legally and validly issued and fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm wherever appearing therein.

Very truly yours,

/s/ MESSERLI & KRAMER P.A. MESSERLI & KRAMER P.A.